Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 06/30/2007	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	1%	1/31/90	$6,689,802	7/1/04	$7,109,800	$53,737
Boeing at the Atrium	100%	3%	4/3/89	$12,776,245	N/A	N/A	N/A
Brookwood Grill	SOLD	3%	1/31/90	$1,819,463	7/1/04	$2,390,200	$76,730
Cherokee Commons	SOLD	3%	6/9/87	$8,907,596	10/1/01	$8,660,000	$239,776
Heritage Place – Office	SOLD	3%	9/4/86	$8,199,973	5/10/06	$4,215,000	$102,715
Heritage Place – Retail	SOLD	3%	9/4/86	$3,025,896	4/7/03	$3,400,000	$81,797
Louis Rose	0%	5%	5/9/88	$8,567,815	N/A	N/A	N/A
WEIGHTED AVERAGE	51%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	November 1987 – September 1988
PRICE PER UNIT	$250
A/B STRUCTURE	A’s – Cash available for distribution up to 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8%, up to 8%
A/B RATIO AT CLOSE OF OFFERING	79% to 21%
AMOUNT RAISED	$1,922,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2007. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund II-OW is in the disposition-and-liquidation phase of its life cycle, with only two assets remaining in the Fund. We are aggressively pursuing leasing opportunities both for the space that Boeing will be giving back in September 2007, and for Louis Rose, which we believe will ultimately result in better sale prices for our investors.

With a number of properties sold, the General Partners are currently reserving operating cash (see “Estimated Annualized Yield” table) and the remaining net sale proceeds to fund the re-leasing costs anticipated for the Louis Rose and Boeing properties. Further, the General Partners anticipate continuing to hold operating distributions until Louis Rose is fully re-leased or sold. Once the outcome of the re-leasing and disposition efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•

The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $53,737 in net sale proceeds has been allocated to the Fund. Of these proceeds, $297 was used to pay property management fees that had accrued since 1987. A distribution of $33,851 was made to the limited partners in November 2006. The remaining proceeds have been reserved to fund the re-leasing costs anticipated for the Boeing and Louis Rose properties.

•

The Boeing at the Atrium property is currently 100% occupied by the Boeing/Shuttle Division of The Boeing Company. The existing lease extends through March 2008. However, Boeing has given notice that it will give back approximately 46% of its space effective September 18, 2007, based on provisions in its lease. We have begun our leasing efforts for this space.

•

The Brookwood Grill property was sold on July 1, 2004, and $76,730 in net sale proceeds has been allocated to Fund II-OW. Of these proceeds, $429 was used to pay property management fees that had accrued since 1987. A distribution of $48,330 was made to the limited partners in November 2006. The remaining proceeds have been reserved to fund the re-leasing costs anticipated for the Boeing and Louis Rose properties.

•

The Cherokee Commons property was sold in 2001, and $239,776 of the net sale proceeds was allocated to the Fund. A portion of the proceeds, $63,746, was used to fund the Partnership’s pro-rata share of re-leasing costs at the Boeing property in 2002 and 2003. In addition, $13,675 was used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed to the limited partners in November 2006.

•

Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, and approximately $81,797 of the net sale proceeds was allocated to the Fund. Of these proceeds, $1,332 was used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed in November 2006. The office component at Heritage Place was sold in May 2006, and the net sale proceeds of $102,715 have been reserved to fund the re-leasing costs anticipated for the Boeing and Louis Rose properties.

•	The Louis Rose Place property is currently vacant. We are aggressively working on re-leasing the building.

For a more detailed quarterly financial report, please refer to

Fund II-OW’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
PER “A” UNIT	$250	$210.97	N/A	$0	$90.33
PER “B” UNIT	$250	$1.32	$191.15	$197.09	$98.15

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2006 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2007	Reserved	Reserved	—	—	—
2006	Reserved	Reserved	Reserved	Reserved	0.00%
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	Reserved	Reserved	Reserved	Reserved	0.00%
2002	Reserved	Reserved	Reserved	Reserved	0.00%
2001	7.00%	3.50%	2.75%	Reserved	3.31%
2000	7.00%	7.25%	7.25%	6.95%	7.11%
1999	5.98%	5.52%	6.50%	7.00%	6.25%
1998	5.67%	5.97%	5.71%	4.98%	5.58%
1997	Reserved	Reserved	4.87%	4.78%	2.41%
1996	7.36%	6.73%	2.25%	2.24%	4.64%
1995	6.37%	7.03%	7.30%	7.09%	6.95%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2006	2005	2004		2003	2002	2001
-23.00%**	4.07%	-4.08	%**	0.00%	0.00%	0.00%

*	The calculation is reflective of the $250 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ2FACTS07-07 (4951)	© 2007 Wells Real Estate Funds